Filed pursuant to Rule 424(b)(3)
Registration No. 333-172996

Prospectus

TAMPA ELECTRIC COMPANY

Offer to Exchange

Up to $278,495,000 outstanding 5.40% Notes due 2021

for

a Like Principal Amount of

5.40% Notes due 2021,

which have been registered under the Securities Act of 1933

We are offering to exchange an equal amount of registered 5.40% Notes due 2021, or the “new notes,” for all outstanding 5.40% Notes due 2021, or the “old notes,” that are validly tendered and not validly withdrawn. The old notes and the new notes are sometimes collectively referred to in this prospectus as the “notes.” The terms of the new notes are substantially identical to the terms of the old notes except that the new notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions, rights to additional payments and registration rights, except in limited circumstances, will not apply to the new notes.

The Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on May 2, 2011 (such time and date, the “expiration date”), unless extended.

•	You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is subject to the satisfaction of limited, customary conditions.

•	The exchange of old notes for new notes in the exchange offer generally will not be a taxable event to a holder for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

See “Risk Factors” on page 8 for a discussion of certain risks that you should consider in connection with the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” on page 36.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2011

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction or under any circumstances in which the offer or sale is unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

In this prospectus, unless the context otherwise requires, when we refer to “the Company,” “us,” “we” or “our,” we are describing Tampa Electric Company.

AVAILABLE INFORMATION

We have filed this prospectus with the United States Securities and Exchange Commission (the “SEC”) as part of a registration statement on Form S-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement in accordance with SEC rules. The registration statement and its exhibits are available for inspection and copying as set forth below.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on the website of our parent, TECO Energy, Inc., at www.tecoenergy.com. The website is not part of this prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus. Any information we subsequently file with the SEC will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference into this prospectus the documents listed below, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and before the

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termination of the exchange offer; except that, unless we indicate otherwise, we do not incorporate any information furnished by us under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K of Tampa Electric Company for the fiscal year ended December 31, 2010, filed on February 28, 2011.

You may request a copy of any of these filings at no cost, by writing or calling us at the following address:

Director of Investor Relations

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-4111

To obtain timely delivery of any of the documents referenced above, you must request them no later than five business days before the date you must make your investment decision. Accordingly, if you would like to request any documents, you should do so by no later than April 25, 2011 in order to receive them before the expiration of the exchange offer.

The information relating to us contained in this prospectus and any prospectus supplement does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus or any prospectus supplement. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference into this prospectus may contain statements about future events, expectations or future financial performance. These forward-looking statements are identifiable by our use of such words as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words or expressions.

Without limiting the foregoing, any statements relating to our:

•	anticipated capital investments;

•	liquidity and financing requirements;

•	projected operating results;

•	future transactions; and

•	other plans

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements. When considering forward-looking statements, you should keep in mind the cautionary statements describing these uncertainties and business risks, including those set forth under “Risk Factors,” in this prospectus and the documents incorporated by reference.

You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any future or expected events or occurrences referred to in any forward-looking statement made in this prospectus or elsewhere might not occur.

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PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing in or incorporated by reference into this prospectus. You should carefully read this entire prospectus, including “Risk Factors” and the documents that we have filed with the SEC and incorporated by reference into this prospectus. Unless the context otherwise requires, when we refer to “the Company,” “us,” “we” or “our,” we are describing Tampa Electric Company.

Our Company

We are a wholly owned subsidiary of TECO Energy, Inc., an energy-related holding company. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and energy-related businesses in Guatemala. You can also read the reports filed by TECO Energy with the SEC for more information regarding its business, operating results and financial condition.

We are a public utility company. Our Tampa Electric division provides electric energy and related services to more than 672,000 residential, commercial and industrial customers in its West Central Florida service area covering approximately 2,000 square miles, including the City of Tampa and the surrounding areas. The division has a total net winter generating capacity of 4,684 megawatts in operation.

Our Peoples Gas System division is engaged in the purchase, distribution and sale of natural gas. With a presence in most of Florida’s major metropolitan areas, it serves more than 336,000 residential, commercial, industrial and electric power generation customers. The division’s annual natural gas throughput (the amount of gas delivered to its customers, including transportation-only service) in 2010 was 1.6 billion therms.

Corporate Information

Our principal executive offices are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, telephone (813) 228-1111.

Summary of Terms of the Exchange Offer

Background	We are conducting the exchange offer to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes on December 9, 2010. See “The Exchange Offer—Purpose of Exchange Offer” on page 12.

The Exchange Offer	We are offering to exchange up to $278,495,000 aggregate principal amount of 5.40% Notes due 2021 registered under the Securities Act for a like principal amount of outstanding 5.40% Notes due 2021. You may tender old notes only in integral multiples of $1,000 principal amount. See “The Exchange Offer—Terms of the Exchange” beginning on page 13.

Resale of New Notes	Based on interpretive letters of the SEC staff to unrelated third parties, we believe that you may offer to resell, resell or otherwise transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring the new notes in the ordinary course of your business;

•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the new notes.

If you are a broker-dealer and you will receive new notes for your own account pursuant to the exchange offer in exchange for old notes that you acquired as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale or other transfer of the new notes during the 180 days after the expiration of the exchange offer.

If you are a broker-dealer who will receive new notes pursuant to the exchange offer in exchange for old notes acquired directly from us, but not as a result of market-making activities or other trading activities, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the new notes.

By executing, or by agreeing to the terms of, the letter of transmittal relating to the exchange offer, you represent to us that you do or will satisfy these conditions.

We have not obtained, and do not intend to obtain, our own interpretative letter from the SEC regarding the resale of the new notes. If our belief regarding the resale and transfer of the new notes is inaccurate and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption therefrom, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against such liability. See “The Exchange Offer—Resale of New Notes” beginning on page 12.

Expiration Date	5:00 p.m., New York City time, on May 2, 2011, unless we extend the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments” beginning on page 14.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the exchange offer expires. See “The Exchange Offer—Withdrawal of Tenders” beginning on page 19.

Consequences If You Do Not Exchange Your Old Notes	Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to be subject to restrictions on transfer and, in general, may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws.

If a substantial amount of the old notes are exchanged in the exchange offer, any old notes that remain outstanding may have a decreased trading market and liquidity.

After the completion of the exchange offer, we will no longer have any obligation to register the old notes, except in limited circumstances. See “Risk Factors—Risks Related to the Exchange Offer and the Notes” on page 8 and “The Exchange Offer—Consequences of Improperly Tendering or Not Tendering Old Notes in the Exchange Offer” on page 21.

Conditions to the Exchange Offer	The exchange offer is subject to limited, customary conditions, some of which we may waive. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer” on page 15.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent, before the expiration of the exchange offer:

•

either a completed and signed letter of transmittal or, for old notes tendered electronically, an agent’s message from The Depository Trust Company (which we refer to as DTC) stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

•	your old notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC; and

•	all other documents required by the letter of transmittal.

If you hold old notes through DTC, you must comply with its standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal. See “The Exchange Offer—Procedures for Tendering” beginning on page 16.

Guaranteed Delivery Procedures for Tendering Old Notes	If you cannot meet the expiration deadline or you cannot deliver your old notes, the letter of transmittal or any other documentation to comply with the procedures of DTC for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures” beginning on page 18.

Special Procedures for Beneficial Holders	If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should promptly contact and instruct that registered holder to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering” beginning on page 16.

Acceptance of Old Notes and Delivery of New Notes	We will accept any old notes that are properly tendered for exchange before 5:00 p.m., New York City time, on the day the exchange offer expires. The new notes will be delivered promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange” beginning on page 13.

U.S. Federal Income Tax Consequences	The exchange of your old notes for new notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. For a summary of material United States federal income tax consequences of the exchange offer as well as the ownership and disposition of the new notes, see “Material United States Federal Income Tax Consequences” beginning on page 31.

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of the new notes. See “Use of Proceeds” on page 9.

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses that we will pay in connection with the exchange offer will be expensed costs in accordance with generally accepted accounting principles. See “The Exchange Offer—Accounting Treatment” on page 21.

Exchange Agent	The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under “Exchange Agent” on page 37.

Information Agent	Global Bondholders Services Corporation is serving as information agent in connection with the exchange offer. The address and telephone number of the information agent are set forth under “Information Agent” on page 37.

Summary of Terms of the New Notes

The following summary contains basic information about the new notes and is not intended to be complete. For a more complete understanding of the new notes, please refer to the section entitled “Description of the Notes” in this prospectus.

The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except that:

•	the new notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer; and

•

specified rights under the registration rights agreement, including the provisions providing certain registration rights and additional payments relating to those registration rights, will be limited or eliminated with respect to the new notes.

The new notes will evidence the same debt as the old notes and will rank equally with the old notes. The same indenture will govern both the old notes and the new notes.

Issuer	Tampa Electric Company.

Notes Offered	$278,495,000 principal amount of 5.40% Notes due 2021.

Denominations	$1,000 and integral multiples of $1,000.

Maturity	May 15, 2021.

Interest Rate	The new notes will bear interest at a rate equal to 5.40% per annum. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period. See “Description of the Notes—Principal and Maturity; Interest” on page 22.

Interest Payment Dates	May 15 and November 15, commencing May 15, 2011.

Optional Redemption	We may redeem some or all of the new notes at our option at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the new notes to be redeemed, plus accrued and unpaid interest, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the new notes then outstanding to be redeemed (not including any portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, as calculated by an Independent Investment Banker (each as defined in the supplemental indenture for the new notes). See “Description of the Notes—Optional Redemption” beginning on page 23.

Ranking

The new notes will be unsecured and will rank on a parity with our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our secured indebtedness. As of December 31, 2010, we had no secured indebtedness outstanding other than $7 million aggregate principal amount outstanding under our accounts receivable collateralized borrowing facility. See “Description of the Notes—Ranking” on page 23.

No Listing	The new notes will generally be freely transferable, but will be a new issue of securities for which there will not initially be a market. Accordingly, a market for the new notes may not develop, or if a market does develop, it may not provide adequate liquidity. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through any automated quotation system.

Additional Issuances	We may, at any time, without the consent of the holders of the new notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the new notes. Any additional notes having such similar terms, together with the new notes, may constitute a single series of notes under the indenture.

Trustee and Paying Agent	The Bank of New York Mellon.

Risk Factors	You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors” on page 8 for an explanation of certain risks of participating, or not participating, in the exchange offer.

Indenture	We will issue the new notes under the indenture dated as of July 1, 1998, as amended and supplemented, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee.

Certain Covenants	The indenture contains certain covenants restricting our ability, with certain exceptions, to consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization. See “Description of the Notes—Consolidation, Merger, Etc.” on page 24.

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds” on page 9.

Governing Law	The indenture and the new notes will be governed by and construed in accordance with the laws of the State of New York.

For more information about the new notes, see “Description of the Notes” beginning on page 22.

RISK FACTORS

In deciding whether to participate in the exchange offer, you should consider carefully the factors that could cause our operating results and financial condition to be materially adversely affected and the factors that could cause the consolidated operating results and financial condition of our parent, TECO Energy, to be materially adversely affected. You should carefully consider the following risk factors and the risk factors set forth in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which we filed jointly with TECO Energy, which is incorporated herein by reference, as well as all other information contained or incorporated by reference into this prospectus before deciding whether to participate in the exchange offer.

Risks Related to the Exchange Offer and the Notes

You must comply with the exchange offer procedures to receive new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering.” These procedures and conditions include timely receipt by the exchange agent of the old notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC). Holders of old notes who would like to tender old notes in the exchange offer should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of old notes for exchange.

If you fail to exchange your old notes, they will continue to be restricted securities.

Old notes that are not tendered or that are tendered but which we do not accept for exchange will, following consummation of the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Further, following the exchange offer, if you did not tender your old notes, you generally will not have any further registration rights in respect of the old notes.

The liquidity of the old notes that are not exchanged will be reduced.

The trading market for unexchanged old notes may be substantially limited and could cease to exist due to the reduction in the amount of the old notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged old notes exists or develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors.

There may be no public market for the new notes, which may significantly impair the liquidity and value of the new notes.

The new notes are new securities for which there is no active trading market, and we do not intend to list the new notes on any securities exchange or to seek approval for quotations through any automated quotation system. We cannot assure you as to (i) the liquidity of any market that may develop, (ii) your ability to sell your new notes or (iii) the price at which you would be able to sell your new notes. If a market for the new notes develops, the new notes could trade at prices that may be lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. The liquidity of, and trading market for, the new notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect the liquidity and trading markets independent of our financial performance and prospects.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes, we will receive a like principal amount of old notes, which will be retired and canceled.

SELECTED HISTORICAL FINANCIAL INFORMATION

The table below presents our selected historical income statement data, cash flow information and balance sheet data. We derived this information from our audited financial statements for the years ended December 31, 2006 through December 31, 2010. The information below is only a summary. You should read it in conjunction with our historical financial statements and related notes and the section titled “Management’s Discussion & Analysis of Financial Condition & Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated herein by reference.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	($ in millions)
Income Statement Data:
Operating revenues	$2,673.6	$2,649.9	$2,779.1	$2,787.5	$2,661.9
Income from operations	$379.3	$314.2	$282.5	$291.0	$271.2
Net income	$242.9	$192.1	$162.7	$176.8	$165.6

Cash Flow Information:
Cash interest, net of amounts capitalized	$(135.6)	$(127.7)	$(120.9)	$(123.3)	$(106.9)
Cash flow used in investing activities:
Capital expenditures	$(393.6)	$(583.5)	$(548.7)	$(423.0)	$(420.4)
Total	$(391.7)	$(572.0)	$(536.1)	$(418.1)	$(419.1)
Cash flow from (used in) financing activities	$(163.0)	$(57.1)	$171.4	$(20.1)	$(49.0)
Cash flow from operating activities	$552.9	$631.0	$356.4	$445.0	$455.8

	As of December 31,
	2010	2009	2008	2007	2006
	($ in millions)
Balance Sheet Data:
Total assets	$6,438.5	$6,273.8	$6,108.6	$5,419.3	$5,365.1
Capitalization:
Short-term debt	$12.0	$55.0	$29.0	$25.0	$48.0
Long-term debt due within one year	$3.4	$3.7	$5.5	$5.7	$156.1
Long-term debt, less amount due within one year	$2,066.1	$1,994.4	$1,894.8	$1,844.8	$1,601.4

Common shareholders’ equity	$2,158.2	$2,103.8	$2,090.6	$1,801.0	$1,713.5
Total capitalization	$4,239.7	$4,156.9	$4,919.9	$3,676.5	$3,519.0

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown.

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	3.69x	3.15x	2.93x	3.12x	3.12x

For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of debt premium and an estimate of the interest component of rentals. Interest expense includes total interest expense, excluding Accumulated Funds Used During Construction (AFUDC), and an estimate of the interest component of rentals.

THE EXCHANGE OFFER

Purpose of Exchange Offer

We issued the old notes on December 9, 2010 in exchange for certain then-outstanding notes of Tampa Electric Company. In connection with that exchange offer, we entered into a registration rights agreement with holders who tendered their then-outstanding Tampa Electric Company notes in exchange for the old notes. Under the registration rights agreement, we agreed to file the registration statement, of which this prospectus is a part, and to offer to exchange the old notes for new notes registered under the Securities Act. The exchange offer is being made pursuant to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to our Current Report on Form 8-K filed on December 15, 2010. We also agreed to perform other obligations under the registration rights agreement. See “Registration Rights; Additional Payments.”

Resale of New Notes

We believe that the new notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by any new noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the staff of the Division of Corporation Finance of the SEC set forth in several no-action letters issued to third parties unrelated to us in circumstances that we believe are similar to ours. A no-action letter is a letter from the staff of the Division of Corporation Finance of the SEC responding to a request for the staff’s views as to whether it would recommend any enforcement action to the Division of Enforcement of the SEC with respect to certain actions being proposed by the party submitting the request. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the new notes. If our belief is inaccurate and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption therefrom, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against such liability. Based on these no-action letters, the following conditions must be met for the new notes to be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act:

•	the holder must acquire the new notes in the ordinary course of its business;

•

the holder must not have participated in or intended to participate in, and must have no arrangements or understanding with any person to participate in, the distribution of the new notes within the meaning of the Securities Act; and

•	the holder must not be our “affiliate,” as defined in Rule 405 of the Securities Act.

By executing, or agreeing to the terms of, the accompanying letter of transmittal, a holder represents to us that it satisfies each of these conditions. Each holder of old notes that wishes to exchange old notes for new notes in the exchange offer must represent to us that it satisfies all of the conditions listed above. Any holder who tenders in the exchange offer and does not satisfy all of those conditions:

•	cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

Under certain circumstances described in the registration rights agreement, you can elect to have your old notes registered on a “shelf” registration statement pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to use our commercially reasonable efforts to keep the shelf registration statement effective for a period of two years following the date of its effectiveness or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are no longer restricted securities. See “Registration Rights; Additional Payments.” Other than as set forth in this paragraph and under “Registration Rights; Additional Payments” below, you will not have the right to require us to register your old notes under the Securities Act.

The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. By executing, or agreeing to the terms of, the accompanying letter of transmittal, a holder represents that it will comply with this requirement.

Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by that broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with any resale of the new notes. By executing or agreeing to the terms of the accompanying letter of transmittal, a broker-dealer represents to us that it will satisfy this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any resale of the new notes. See “Plan of Distribution.”

Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, a resale or other retransfer of new notes. We are not making the exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange

This prospectus and the accompanying letter of transmittal together set forth the terms of, and constitute, the exchange offer. Upon the terms and subject to the conditions of the exchange offer, we will accept any and all old notes validly tendered and not validly withdrawn prior to the expiration date. The expiration date for the exchange offer is 5:00 p.m., New York City time, on May 2, 2011 unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer. We will issue, on or promptly after the expiration date, up to $278,495,000 in aggregate principal amount of new notes for a like principal amount of outstanding old notes tendered and accepted in the exchange offer. Holders may tender some or all of their old notes in the exchange offer, but only in integral multiples of $1,000. We will issue $1,000 principal amount of new notes for each $1,000 principal amount of old notes tendered and accepted for exchange pursuant to the exchange offer.

The terms of the new notes are substantially identical to the terms of the old notes except that:

•	we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer; and

•	certain registration rights and rights to additional payments relating to those registration rights will be limited or eliminated.

The new notes will evidence the same debt as the old notes. The new notes each will be issued under and entitled to the same benefits under the same indenture as the old notes. As of the date of this prospectus, there were outstanding $278,495,000 in aggregate principal amount of the old notes.

Old notes accepted for exchange will be retired and cancelled and not reissued.

The old notes were issued and transferable in book-entry form through the facilities of DTC, acting as depositary. As described below under “—Book-Entry Transfer,” we will issue the new notes in the form of a global note registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes validly tendered and not validly withdrawn in exchange offer. We will be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder as quickly as possible after the expiration date of the exchange offer.

Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the accompanying letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below under “—Fees and Expenses,” in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on May 2, 2011. We may extend the expiration date for the exchange offer in our sole discretion, but in no event to a date later than May 9, 2011, unless otherwise required by applicable law. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•

to delay accepting any old notes, for example, in order to allow for the confirmation of tendered notes or for the correction of any irregularity or defect in the tender of old notes, in compliance with Rule 14e-1(c) under the Exchange Act;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below under “—Conditions to the Exchange Offer” shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

In the event of any such extension, termination or amendment, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. We will announce any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release through an appropriate news agency. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer.

The minimum period during which any exchange offer will remain open following material changes in the terms of the exchange offer or in the information concerning the exchange offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. With respect to a change in consideration or percentage of old notes sought, the exchange offer will remain open for a minimum ten business-day period following such change to allow for adequate dissemination of such change. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change adversely affecting any holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of such amendment, and we will extend the exchange offer for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to holders, if the exchange offer would otherwise expire during such time period.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus, if any one of the following conditions exists on or prior to the expiration of the exchange offer:

•

the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to any of these conditions or waive them in our sole discretion in whole or in part. A failure on our part to exercise any of our rights under any of the conditions shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time prior to the expiration of the exchange offer.

If we determine in our sole discretion that any of the events listed above has occurred with respect to the exchange offer, we may, subject to applicable law:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion, exercised reasonably, to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date of the exchange offer. The terms of any purchases or offers may differ from the terms of the exchange offer.

The exchange offer is not conditioned upon any minimum amount of old notes being tendered for exchange.

Procedures for Tendering

Holders may tender old notes in the exchange offer using the following methods:

•

Electronic Delivery – Old notes that are held electronically in book-entry form may be tendered through the facilities of DTC pursuant to the procedures for book-entry transfer described under “—Book-Entry Transfer,” including receipt by the exchange agent of a confirmation of book-entry transfer and a completed and duly executed letter of transmittal or an agent’s message (as defined under “—Book-Entry Transfer”).

•

Physical Delivery – Old notes that are held in certificated form may be tendered by delivering the certificates for the old notes, a properly completed and duly executed letter of transmittal, and any other required documents, to the exchange agent.

•	Guaranteed Delivery – If old notes cannot be tendered prior to the expiration date, a holder may effect tender by complying with the procedures set forth under “—Guaranteed Delivery Procedures.”

The tender by a holder of old notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. If less than all the old notes held by a holder are tendered, the tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described below under “—Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent. No letter of transmittal or old notes should be sent to us or DTC. Delivery of documents to DTC in accordance with their procedures will not constitute delivery to the exchange agent.

Only record holders may tender old notes in the exchange offer. Any beneficial holder whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial holder’s behalf. If any beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in its name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal, as described below under “—Withdrawal of Tenders,” must be guaranteed by an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an “eligible institution,” unless the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

•	a bank;

•	broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings institution that is a participant in a Securities Transfer Association recognized program.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes, without any change whatsoever. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reasonably reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions to tender as to any particular old notes. Our interpretation of the form and procedures for tendering old notes in the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, we, the trustee, the exchange agent or any other person will have no duty or obligation, and shall not incur any liability for failure, to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date. No alternative, conditional, irregular or contingent tenders will be accepted.

In addition, we reserve the right, as set forth above under “—Conditions to the Exchange Offer,” to terminate the exchange offer.

By tendering, each holder represents to us, among other things, that:

•	the holder is acquiring new notes pursuant to the exchange offer in the ordinary course of its business;

•

the holder has not participated in, has no intent to participate in, and has no arrangement or understanding with any person to participate in, the distribution of the new notes within the meaning of the Securities Act; and

•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making activities or other trading activities, by tendering the holder acknowledges that it will deliver a prospectus in connection with any resale of the new notes. If the holder is a broker-dealer that will receive new notes in exchange for old notes acquired directly from us, but not as a result of market-making activities or other trading activities, by tendering, the holder acknowledges that it will comply with the registration and prospectus delivery requirements in connection with any resale of the new notes. See “Plan of Distribution.”

Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with these matters.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program, or ATOP, procedures for the transfer. The DTC participant should transmit its acceptance of any exchange offer to DTC prior to the expiration date. DTC will verify such acceptance, execute a book-entry transfer of the old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of the book-entry transfer and an agent’s message. The exchange of new notes for tendered old notes will only be made after a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message or properly completed and duly executed letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a DTC participant tendering old notes that the participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described above under “—Resale of New Notes” are true and correct.

Guaranteed Delivery Procedures

The following guaranteed delivery procedures are available to holders who wish to tender their old notes but:

•	the book-entry transfer procedures cannot be completed before the expiration date; or

•	their old notes, the letter of transmittal, or any other required documents cannot be delivered to the exchange agent before the expiration date.

The following conditions must be met to tender old notes through the guaranteed delivery procedures:

•	the tender must be made through an eligible institution;

•

before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery, that:

•	sets forth the name and address of the holder, the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered;

•	states that the tender offer is being made by guaranteed delivery;

•

guarantees that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery;

•	upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

For a withdrawal of a tender to be effective, a written notice of withdrawal delivered by hand, overnight by courier or by mail, or a manually signed facsimile transmission, or a properly transmitted “Request Message” through DTC’s ATOP system, must be received by the exchange agent prior to the expiration date.

Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of such old notes);

•	specify the principal amount of old notes to be withdrawn;

•

where certificates for old notes were transmitted, specify the name in which such old notes are registered, if different from that of the withdrawing holder, and the serial numbers of the particular certificates to be withdrawn;

•

if old notes have been tendered pursuant to the procedures for book-entry transfer, specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC;

•	include a statement that such holder is withdrawing his, her or its election to have such old notes exchanged;

•

other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, with such signature guaranteed by an eligible institution (unless such withdrawing holder is an eligible institution) or be accompanied by documents of transfer (including a signature guarantee by an eligible institution) sufficient to permit the trustee under the indenture to register the transfer of such old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the person tendering the old notes.

We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form and eligibility, including time of receipt, for the withdrawal notices, and our determination will be final and binding on all parties. We, the trustee, the exchange agent or any other person have no duty or obligation, and shall not incur any liability for failure, to give such notification, of any defect or irregularity in any notice of withdrawal. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Fees and Expenses

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and its related reasonable out-of-pocket expenses. We will also pay other expenses incurred in connection with the exchange offer, including related legal fees, accounting fees, printing fees and SEC registration fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however:

•	new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer;

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses that we will pay in connection with the exchange offer will be expensed in accordance with generally accepted accounting principles.

Consequences of Improperly Tendering or Not Tendering Old Notes in the Exchange Offer

Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act and state securities laws. Upon completion of the exchange offer, we will neither be required to, nor do we anticipate that we will, register any remaining old notes under the Securities Act or any applicable state securities laws, except in limited circumstances.

To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

Upon completion of the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer, in general, will no longer have registration rights and rights to additional payments relating to those registration rights. Holders wishing to transfer any remaining old notes would have to rely on exemptions from the registration requirements of the Securities Act and any applicable state securities laws.

DESCRIPTION OF THE NOTES

We will issue the new notes under the same indenture dated as of July 1, 1998, as amended, and the same eighth supplemental indenture, dated as of November 15, 2010, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, under which we issued the old notes. Unless specifically stated otherwise, references to the indenture are to the indenture as so supplemented.

The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The new notes and the old notes will be identical in all material respects, except that the new notes will be registered under the Securities Act and will not have certain registration rights and rights to additional payments related to those registration rights. Unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes.

The following description is a summary of the material provisions of the indenture relating to the notes. It does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and the terms made a part thereof by the Trust Indenture Act. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth under “Available Information” and “Incorporation by Reference.”

For purposes of the following description, unless otherwise indicated, a business day is any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required law or regulations to close in New York, New York. Capitalized terms used but not defined in this description are defined in the indenture.

Principal and Maturity; Interest

The aggregate principal amount of the notes is $278,495,000. The notes will mature on May 15, 2021 and will bear interest at a rate equal to 5.40% per annum. Interest on the notes will:

•	be payable in U.S. dollars;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•	be payable semi-annually in arrears on May 15 and November 15 of each year, and at maturity, beginning on May 15, 2011;

•	accrue from, and including, December 9, 2010; and

•

be paid to the persons in whose names the notes are registered at the close of business on the 15th calendar day before each interest payment date for the notes. We will not be required to make transfers or exchanges of the notes for a period of 15 calendar days before an interest payment date.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, maturity date or redemption date to such next succeeding business day.

The notes do not have a sinking fund.

Ranking

The notes will be our unsubordinated and unsecured obligations and will rank equally in right of payment with all of our other unsubordinated and unsecured indebtedness. The notes will not limit other indebtedness or securities that we or any of our subsidiaries may incur or issue or contain financial or similar restrictions on us or any of our subsidiaries. The notes will be effectively subordinated to our secured indebtedness to the extent of the collateral securing those obligations. Holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding. As a result, you may receive less, ratably, than holders of secured indebtedness.

Optional Redemption

We may redeem all or any part of the notes at our option at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes outstanding to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes then outstanding to be redeemed (not including any portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points (0.25%), as calculated by an Independent Investment Banker;

plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

“Comparable Treasury Issue” means with respect to any redemption date the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. If the remaining term of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Comparable Treasury Price” means (i) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means any of Citigroup Global Markets Inc., J.P. Morgan Securities LLC or any of their respective successors, as designated by us, or if all of those firms are unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•	Citigroup Global Markets Inc., J.P. Morgan Securities LLC or their affiliates and each of their respective successors; provided that if any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

•	up to three other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Consolidation, Merger, Etc.

We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•

the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

Upon the assumption by the successor of our obligations under the indenture and the notes and other debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture, and in connection with an asset sale we will be released.

Modification of the Indenture

The indenture provides that we and the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66 2/3 % in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding notes affected by that modification, we may not:

•	change the date stated on the notes on which any payment of principal or interest is stated to be due;

•	reduce the principal amount or any premium or interest on, the notes, including in the case of notes, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, the notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes after the stated maturity (or, in the case of redemption, on or after the redemption date); or

•

reduce the percentage in principal amount of outstanding notes, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the notes.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may waive any past default under the indenture with respect to the notes except:

•	a default in the payment of principal of, or any premium or interest on, the notes; and

•	a default of a covenant or provision under the indenture that cannot be modified or amended without the consent of the holder of each outstanding note.

Events of Default

An event of default with respect to the notes is any one of the following events:

•	we fail to pay any interest on the notes when due, and such failure has continued for 30 days;

•	we fail to pay principal of or any premium on the notes when due;

•	we fail to make any additional payments (as defined in the registration rights agreement) on the notes when due, and such failure has continued for 30 days;

•

we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than the notes), and such failure has continued for 90 days after we and the trustee receive written notice as provided in the indenture; and

•	events of bankruptcy, insolvency or reorganization.

If an event of default with respect to the notes occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount (or, if any notes are discounted debt securities, a portion of the principal amount that the terms of the notes may specify) of all notes to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the notes may rescind and annul that declaration and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

The holder of any notes will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such notes on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities issued under the indenture not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of the Notes

Subject to the terms of the indenture, we may request to be discharged from any and all obligations with respect to notes (except for certain obligations to register the transfer or exchange of such notes, to replace such notes if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such notes on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and the notes.

Under current federal income tax law, the defeasance of the notes would be treated as a taxable exchange of the notes in which holders of the notes would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. You should consult your own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax laws.

The Trustee

The trustee is The Bank of New York Mellon. The Bank of New York Mellon maintains banking relationships with us in the ordinary course of business, and it and its affiliates serve as trustee under other indentures with us and some of our affiliates. The trustee also is a party to our unsecured credit facility. If the trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act), it will be required to eliminate the conflict or resign.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

The new notes will be issued in global, fully registered form, without coupons, and in minimum denominations of $1,000 or integral multiples of $1,000. Each global note will be deposited upon the issuance of the new notes with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the owner of such global note for all purposes under the indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security:

•	will not be entitled to have securities registered in their names,

•	will not receive or be entitled to receive physical delivery of any such securities, and

•	will not be considered the registered holder thereof under the indenture.

Accordingly, each person holding a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such note.

Global notes may be exchanged in whole for certificated securities only if:

•

DTC notifies us that it is unwilling or unable to continue as depository for the global notes or the depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depository within 90 days;

•	we, in our sole discretion, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

•	there has occurred and is continuing an event of default under the indenture.

The following is based solely on information furnished by DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other similar organizations, some of whom (or their representatives) own interests in DTC. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org. The references to DTC’s websites are not intended to incorporate information on those websites into this prospectus by reference.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or the trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the Company’s or the trustee’s responsibility, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to a tender agent, and shall effect delivery of notes by causing the direct participants to transfer the participant’s interest in the notes, on DTC’s records, to a tender agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the tender agent’s account.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to the Company or the trustee. Under these circumstances, in the event the Company does not appoint a successor securities depository, note certificates will be printed and delivered.

The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for their accuracy.

REGISTRATION RIGHTS; ADDITIONAL PAYMENTS

The following description is a summary of certain material provisions applicable to the notes of the registration rights agreement entered into by us in connection with the offering of the old notes. We urge you to read the registration rights agreement in its entirety because it, and not this description, define your registration rights as the holder of the notes. See “Available Information” and “Incorporation by Reference.”

Pursuant to the registration rights agreement, we agreed to file a registration statement, of which this prospectus forms a part, on an appropriate form under the Securities Act relating to a registered offer to exchange the old notes for the new notes.

We also agreed to file a shelf registration to cover resales of “transfer restricted securities,” as described below, if any holder of transfer restricted securities notifies us prior to the 20th business day following consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•	it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

•	it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours.

The date of any such notice is referred to as a “trigger date.” For purposes of the foregoing, “transfer restricted securities” means each note until the earliest to occur of:

•	the date on which such note has been exchanged by a person other than a broker-dealer for a freely transferable new note in the exchange offer;

•

following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

•	the date on which the note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement; or

•	the date on which the note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144 under the Securities Act.

We will use commercially reasonable efforts to have the shelf registration statement, if applicable, declared effective by the SEC as soon as practicable and in any event within 150 days of the trigger date. We will use our commercially reasonable efforts to keep the shelf registration statement, if applicable, effective for a period of two years following the date of its effectiveness or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are no longer restricted securities.

We will make additional payments over and above the stated interest rate of the notes from and including the date on which any “registration default,” as described below, occurs to, but excluding, the date on which all registration defaults have been cured, to each holder of transfer restricted securities at a rate of 0.25% per year for the first 90-day period immediately following the occurrence of the registration default; provided, however, that we shall in no event be required to make additional payments for more than one registration default at any given time. The rate at which additional payments are made shall increase by an additional 0.25% per year with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum of 1.0% per year. Any amounts of additional payments shall be paid to holders of transfer restricted securities in the same manner and on the same dates as interest payments on the notes.

For purposes of this section, a “registration default” will be deemed to occur if:

(i)	notwithstanding that we have consummated or will consummate the exchange offer, we otherwise are required by the registration rights agreement to file a shelf registration statement as described above and:

(A)	such shelf registration statement is not filed within 120 days of the applicable trigger date; or

(B)	such shelf registration statement is not declared effective within 150 days of the applicable trigger date; or

(ii)	any registration statement has been declared effective but such registration statement thereafter ceases to be effective or such registration statement or the related prospectus ceases to be usable in connection with resales of transfer restricted securities because either:

(A)	any event occurs as a result of which the related prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading; or

(B)	it shall be necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act.

A registration default described in clause (ii) above will be deemed not to have occurred and be continuing in relation to a shelf registration statement or the related prospectus if such registration default has occurred solely as a result of:

•

the filing of a post-effective amendment to such shelf registration statement to incorporate annual audited financial information with respect to us where such post-effective amendment is not yet effective and needs to be declared effective to permit holders to use the related prospectus; or

•

other material events that would need to be described in such shelf registration statement or the related prospectus and we are either proceeding promptly and in good faith to amend or supplement such shelf registration statement and the related prospectus to describe such events or we have delayed filing and distributing any such amendment or supplement if there is a possible acquisition or business combination or other transaction involving us that would require disclosure in the shelf registration statement or the related prospectus, and we determine in the exercise of our reasonable judgment that such disclosure is not in our best interests or the best interests of our stockholders at such time; provided that we will not be entitled to delay filing or distributing any such supplement or amendment for more than 30 days (whether or not consecutive) in any period of three consecutive months or more than 90 days for all such periods in any period of twelve consecutive months; and, provided further, that in any case if such registration default occurs for a continuous period in excess of 30 days, additional payments shall be payable from the day such registration default occurs until such registration default is cured.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences to beneficial owners of the old notes relating to the exchange of old notes for new notes and of the ownership and disposition of the new notes to beneficial owners who receive the new notes pursuant to the exchange offer. The following does not address the United States federal income tax consequences of the ownership of new notes to subsequent purchasers of the new notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all of which are subject to change. Any change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect.

This summary applies only to persons who hold the old notes and the new notes as capital assets within the meaning of Section 1221 of the Code, that is, for investment purposes. This summary does not discuss all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, nor does it address tax considerations applicable to investors that may be subject to special tax rules (such as financial institutions, insurance companies, tax-exempt organizations, broker dealers, dealers in securities or currencies, persons who hold the old notes or new notes through an S corporation, a partnership or other pass-through entity, individual retirement accounts or other tax-deferred accounts, persons subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, insurance, real estate investment trusts, regulated investment companies, persons that hold old notes or will hold new notes as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, persons whose functional currency is not the U.S. dollar or persons who have ceased to be U.S. citizens or to be taxed as resident aliens). This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the law of any state, local, foreign or other taxing jurisdiction.

If an entity classified as a partnership for United States federal income tax purposes holds old notes or new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding old notes or new notes, you should consult your tax advisors.

You are urged to consult your own tax advisor regarding the application of United States federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws and state, local and foreign tax laws.

As used in this summary, the term “U.S. holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

As used in this summary, the term “non-U.S. holder” means a beneficial owner of a new note or an old note that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for United States federal income tax purposes).

United States Federal Income Tax Consequences to U.S. Holders

Exchange Offer

The exchange of the old notes for the new notes in connection with the exchange offer will not be a taxable sale or exchange for federal income tax purposes. The new notes will be treated as a continuation of the old notes. As a result,

•	a U.S. holder will not recognize taxable gain or loss as a result of exchanging such holder’s old notes for new notes;

•	the holding period of the notes received pursuant to the exchange offer will include the holding period of the old notes exchanged therefor;

•	the adjusted basis of the new notes received pursuant to the exchange offer will be the same as the adjusted basis of the notes exchanged therefor immediately before the exchange; and

•	any original issue discount, market discount or bond premium applicable to the old notes will carry over to the new notes.

Interest Payments on the New Notes; Original Issue Discount

Stated interest payments on the new notes will generally be taxable as ordinary interest income at the time the interest accrues or is received in accordance with a holder’s regular method of accounting for federal income tax purposes. The Company believes and this discussion assumes, that the old notes were issued (or deemed issued for United States federal income tax purposes) with no original issue discount for United States federal income tax purposes.

Additional Payments Upon Registration Default

We may be obligated in certain circumstances to pay amounts in excess of stated interest on the new notes in the event of a registration default. See “Registration Rights; Additional Payments.” Under Treasury regulations, the possibility of such excess amounts being paid will not affect the amount of interest income a holder recognizes, in advance of the payment of such excess amounts, if there is only a remote chance as of the date the notes were issued that the holder will receive such amounts. We have taken the position that the likelihood that we will be obligated to pay such excess amounts is remote. Our determination that these contingencies are remote is binding on a holder unless the holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not binding on the Internal Revenue Service (the “IRS”), however, and if the IRS were to challenge this determination, a holder might be required to accrue income on the notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income that a holder must recognize.

Market Discount

Accrued market discount on old notes not previously recognized as ordinary income by a holder will carry over to the new notes received in exchange therefor. In addition, any market discount on an old note (excluding market discount disregarded under the statutory de minimis rule) that has not accrued at the time it is exchanged for a new note will be treated as market discount on the new note. A U.S. holder is required to treat any gain on the sale, exchange, retirement or other taxable disposition of a new note as ordinary income to the extent of the accrued market discount on the new note at the time of the disposition unless such market discount has been previously included in income by the holder pursuant to an election by the holder to include the market discount in income as it accrues. If a new note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to a U.S. holder as if such holder had sold the note in a taxable transaction at its fair market value at the time of such disposition.

Amortizable Bond Premium; Acquisition Premium

If a U.S. holder’s initial tax basis in a new note is greater than its principal amount, such holder will be treated as having acquired the new note with “amortizable bond premium” equal in amount to such excess. A holder may elect to amortize such premium using a constant yield method over the remaining term of the new note by offsetting stated interest allocable to an accrual period with bond premium allocable to that period when the holder takes the interest into income under the holder’s regular method of accounting. Because the new notes are redeemable at our option (see “Description of the Notes–Optional Redemption”), a holder must determine the yield and maturity of a new note for purposes of calculating and amortizing bond premium by assuming that we will exercise our option to redeem the holder’s new note in a manner that maximizes the holder’s yield. If we do not exercise our option to redeem the new note in the manner assumed, then solely for purposes of calculating and amortizing any remaining bond premium, the holder must treat the new note as retired and reissued on the deemed redemption date for its adjusted acquisition price as of that date. The adjusted acquisition price of a new note is the holder’s initial investment in the new note, decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such new note and any bond premium previously amortized by the holder.

Once made, the election to amortize bond premium on a constant yield method applies to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If a U.S. holder’s initial tax basis in a new note immediately after the exchange is greater than their issue price and less than or equal to their stated principal amount, the new notes will be considered to have been issued at an “acquisition premium”.

Sale, Exchange, Redemption, Retirement or other Taxable Disposition of the Notes

A holder of a new note will recognize gain or loss (except to the extent attributable to accrued interest) upon the sale, redemption, retirement or other taxable disposition of the note equal to the difference between

•	the amount of cash and the fair market value of any property received and

•	the holder’s adjusted tax basis in the note.

A holder’s adjusted tax basis in a new note generally will equal the issue price of the new note, increased by any original issue discount included in income and decreased by the amount of any principal payments received with respect to that new note and any amortized bond premium.

If a holder disposes of a new note between interest payment dates, a portion of the amount received represents stated interest accrued to the date of disposition and must be reported as ordinary interest income and not as proceeds from the disposition, in accordance with the holder’s regular method of accounting for federal income tax purposes. Any gain or loss recognized by a holder on the disposition of a new note generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period is more than one year.

Additional Tax on Net Investment Income. Beginning in 2013, individuals, estates and trusts will be subject to an additional 3.8% federal tax on, among other things, interest and capital gains from the sale or other disposition of the new notes if their modified adjusted gross income exceeds certain threshold amounts. The income thresholds range from $125,000 for married individuals filing separately to $250,000 for married individuals filling jointly. U.S. holders should consult their own tax advisors regarding the effect, if any, of this new tax on their ownership and disposition of the new notes.

United States Federal Income Tax Consequences to Non-U.S. Holders

The following discussion applies only to non-U.S. holders. This discussion does not address all aspects of United States federal income taxation that may be relevant to non-U.S. holders in light of their special circumstances. For example, special rules may apply to a non-U.S. holder that is a “controlled foreign corporation” or “passive foreign investment company” and those holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Exchange Offer

The exchange of the old notes for the new notes pursuant to the exchange offer will not constitute a taxable event for a non-U.S. holder.

Interest Payments on the New Notes

Subject to the discussion below concerning effectively connected income, the 30% United States federal withholding tax should not apply to any payment of interest on the new notes provided that:

•	the holder does not own actually or constructively 10% or more of the total combined voting power of the Company;

•	the holder is not a controlled foreign corporation related to the Company through actual or constructive stock ownership;

•	the holder is not a bank whose receipt of interest on the new notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) the holder provides the holder’s name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalty of perjury that the holder is not a United States person, or (b) a financial institution holding the notes on the holder’s behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or other applicable form) from the beneficial owner and provides a copy or, in the case of certain foreign intermediaries, satisfies other certification requirements under the applicable United States Treasury regulations.

Special certification requirements apply to certain non-U.S. holders that are entities rather than individuals.

If a holder cannot satisfy the requirements described above, payments of interest made to the holder will be subject to the 30% United States federal withholding tax, unless the holder qualifies for a reduced rate of withholding under a tax treaty or the payments are exempt from withholding because they are effectively connected with the holder’s conduct of a trade or business in the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment maintained by the holder) and the holder satisfies the applicable certification and disclosure requirements. In order to claim a reduction in or exemption from the 30% withholding tax under an applicable tax treaty, a holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form). A holder must provide an IRS Form W-8ECI (or a suitable substitute form) in order to claim that the interest payments are exempt from the withholding tax because they are effectively connected with the holder’s conduct of a trade or business in the United States.

A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption, Retirement or other Taxable Disposition of the New Notes

Subject to the discussion below concerning effectively connected income and backup withholding, a holder will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of a new note unless the holder is an individual who is present in the United States for at least 183 days during the year of disposition of the new note and other conditions are satisfied.

Effectively Connected Income

If a holder is engaged in a trade or business in the United States and the holder’s investment in a new note is effectively connected with such trade or business, the holder will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular United States federal income tax on a net income basis on any interest and gain with respect to the new notes in the same manner as if the holder were a U.S. holder. In addition, if a holder is a foreign corporation, the holder may be subject to a branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) of the holder’s earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business in the United States. If a holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

Information Reporting and Backup Withholding

Interest on, and proceeds received from the disposition of the new note generally will be reported to U.S. holders, other than certain exempt recipients, such as corporations, on IRS Form 1099. In addition, a backup withholding tax may apply to payments with respect to the new notes if the U.S. holder fails to furnish the payor with a correct taxpayer identification number or other required certification or fails to report interest or dividends required to be shown on the holder’s federal income tax returns.

In general, a non-U.S. holder will not be subject to backup withholding with respect to interest payments on the new notes if such holder has provided the statement described above under “— United States Federal Income Tax Consequences to Non-U.S. Holders—Interest Payments on the New Notes” and we do not have actual knowledge or reason to know that such holder is a U.S. person. Information reporting on IRS Form 1042-S may still apply to interest payments, however. In addition, a non-U.S. holder will not be subject to backup withholding with respect to the proceeds of the disposition of a new note made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or such holder otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is furnished to the IRS.

Recent Legislation

The recently enacted Hiring Incentives to Restore Employment Act (the “HIRE Act”) modifies some of the withholding, information reporting and certification rules above with respect to certain non-U.S. holders who fail to comply with the HIRE Act’s new reporting and disclosure obligations. If applicable, additional withholding could apply to most types of U.S. source payments (including payments of interest) to certain non-U.S. holders after December 31, 2012. However, the HIRE Act contains an exception that provides that withholding tax will not apply to payments made on debt instruments that are outstanding on March 18, 2012. Nonetheless, because the HIRE Act is new and the United States Treasury has broad authority to interpret the new rules and promulgate regulations, non-U.S. holders should consult their tax advisors concerning the rules in the HIRE Act that may be relevant to their investment in the new notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired those old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the accompanying letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes), other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts, will pass upon the validity of the new notes for us.

EXPERTS

The financial statements and financial statement schedule of Tampa Electric Company incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXCHANGE AGENT

We have appointed The Bank of New York Mellon as exchange agent in connection with the exchange offer. Holders should direct completed letters of transmittal, notices of guaranteed delivery or other documents to the exchange agent as follows:

By Mail, Hand Delivery or Overnight Courier:

The Bank of New York Mellon

Corporate Trust – Reorganization Unit

480 Washington Boulevard – 27th floor

Jersey City, New Jersey 07310

Attention: Mr. William Buckley

By Facsimile Transmission: The Bank of New York Mellon Corporate Trust – Reorganization Unit (212) 298-1915 Attention: Mr. William Buckley

For Information or Confirmation by Telephone: The Bank of New York Mellon Corporate Trust – Reorganization Unit (212) 815-5788 Attention: Mr. William Buckley

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

INFORMATION AGENT

We have appointed Global Bondholder Services Corporation as information agent in connection with the exchange offer. Holders should direct questions, requests for assistance and requests for assistance and additional copies of this prospectus to the information agent as follows:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers (Collect): (212) 430-3774

Toll free: (866) 612-1500

TAMPA ELECTRIC COMPANY

Offer to Exchange

Up to $278,495,000 outstanding 5.40% Notes due 2021

for

a Like Principal Amount of

5.40% Notes due 2021,

which have been registered under the Securities Act of 1933